Exhibit 3.1

COLE CREDIT PROPERTY TRUST IV, INC.

ARTICLES OF AMENDMENT

Cole Credit Property Trust IV, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Section 8.6 of the charter of the Corporation (the “Charter”) is hereby amended and superseded in its entirety as follows:

Section 8.6 Disposition Fee on Sale of Property. The Corporation may pay the Advisor, or its Affiliate, a real estate disposition fee upon Sale of one or more Properties, in an amount up to one-half of the brokerage commission paid, but in no event greater than one percent of the sales price of such Property or Properties. Payment of such fee may be made only if the Advisor, or its Affiliate, provides a substantial amount of services in connection with the Sale of a Property or Properties, as determined by a majority of the Independent Directors. In addition, the amount paid when added to all other real estate commissions paid to the Advisor, its Affiliates or unaffiliated parties in connection with such Sale shall not exceed an amount equal to the lesser of the Competitive Real Estate Commission or an amount equal to six percent of the contract sales price of such Property or Properties.

SECOND: The foregoing amendment to the Charter has been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

THIRD: The undersigned officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its Chief Executive Officer and attested by its Secretary this 23rd day of February, 2012.

ATTEST:		COLE CREDIT PROPERTY TRUST IV, INC.

By:	/s/ Kenneth R. Christoffersen	By:	/s/ Christopher H. Cole
Name:	Kenneth R. Christoffersen	Name:	Christopher H. Cole
Title:	Secretary	Title:	Chief Executive Officer